Eaton Vance Management

Two International Place

Boston, MA 02110

(617) 482-8260

www.eatonvance.com

EXHIBIT (l)

April 13, 2018

Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund

Two International Place

Boston, MA 02110

Ladies and Gentlemen:

Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund (the “Fund”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Agreement and Declaration of Trust dated March 30, 2005, as amended (the “Declaration of Trust”).

I am a member of the Massachusetts bar and have acted as counsel to the Fund in connection with Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”) to the Fund’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission on April 13, 2018 (as so amended, the “Registration Statement”), with respect to the take down of 6,405,910 common shares of beneficial interest of the Fund, par value $0.01 per shares (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). I provide this opinion in connection with the Fund’s filing of the Registration Statement.

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion. Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that the Shares have been duly authorized for issuance by the Fund and, when issued and delivered against payment therefore as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid and nonassessable. In this regard, however, I note that, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Fund.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement pursuant to the 1933 Act.

Very truly yours,

/s/ Scott E. Habeeb

Scott E. Habeeb, Esq.

Vice President